Exhibit 10.7

Second Amended and Restated Exclusive Technology Consulting and Services Agreement

This Second Amended and Restated Exclusive Technology Consulting and Services Agreement (this “Agreement”) is made and entered into by and between the following parties in Beijing, China on September 28, 2018:

1.

Shensi Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise registered in China at: 2104-A073, No.9 West North Fourth Ring Road, Haidian District, Beijing (hereinafter as the “WFOE”); and

2.

Shenzhen Futu Network Technology Co., Ltd., registered at 9th floor, Unit 3, Building C, Kexing Science Park, No.15 Keyuan Road, Middle District of Science and Technology Park, Nanshan District, Shenzhen (hereinafter as the “Domestic Company”).

Whereas:

(1)	The WFOE is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as the “PRC”), and has resources of technology consulting and services;

(2)	The Domestic Company is a limited liability company established in the PRC;

(3)	The WFOE agrees to provide technology consulting and relevant services to the Domestic Company, and the Domestic Company agrees to accept the technology consulting and services provided by the WFOE;

(4)	The Parties intend to sign this Agreement to replace the Amended and Restated Exclusive Technology Consulting and Services Agreement executed on May 27, 2015.

Therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Technology Consulting and Services; Sole and Exclusive Rights and Interests

1.1

The WFOE agrees to provide technology consulting and services (please see Appendix 1 for the specific content thereof) in relation to the financial software development (hereinafter as the “Target Business”) to the Domestic Company as the technology consulting and service provider of the Domestic Company in accordance with the terms and conditions set forth herein during the term of this Agreement.

1.2

The Domestic Company agrees to accept the technology consulting and services provided by the WFOE. The Domestic Company further agrees that, without prior written consent of the WFOE, during the term of this Agreement, the Domestic Company shall not accept any technology consulting and services identical or similar to such Business provided by any third party.

2.	Calculation and Payment of the Technology Consulting and Service Fee (hereinafter referred to as the “Consulting Service Fee”)

2.1	The Parties agree that the Consulting Service Fee under this Agreement shall be determined and paid based on the method set forth in Appendix 2 of this Agreement attached hereto.

2.2

The Domestic Company shall pay the WFOE an additional penalty of 1% per day for the amount owed if the Domestic Company fails to pay the Consulting Service Fee and other expenses in accordance with the provisions of this Agreement.

2.3

The WFOE may, at its own expense, to assign its employees or qualified public accountants from China or other countries (referred to as the “Authorized Representative of the WFOE”) to verify the accounts of the Domestic Company in order to review the calculation method and amount of the Consulting Service Fee. Therefore, the Domestic Company shall provide the documents, accounts, records, data required by the Authorized Representative of the WFOE, so that the Authorized Representative of the WFOE may audit the accounts of the Domestic Company and determine the amount of the Consulting Service Fee. Unless the Authorized Representative of the WFOE has made a material error in the audit, the amount of the Consulting Service Fee shall be based on that determined by the Authorized Representative of the WFOE.

2.4	Unless otherwise agreed in writing by the Parties, the Consulting Service Fee paid by the Domestic Company to the WFOE shall not be deducted or offset in any amount (e.g. bank charges, etc.).

2.5

In addition, the Domestic Company shall pay to the WFOE the actual expenses incurred by the consultation and services provided by the WFOE under this Agreement, including but not limited to travel expenses, transportation expenses, printing fees and postage, etc.

3.	Responsibilities of the Parties

3.1	Responsibilities of the WFOE. In addition to the responsibilities specified in other provisions of this Agreement, the WFOE shall also assume the following responsibilities:

(a)	The WFOE shall provide support services to the Domestic Company in an efficient manner, and promptly and seriously response to any request for advice and assistance made by the Domestic Company;

(b)	The WFOE shall assist the Domestic Company in the preparation of the business plans relating to the Target Business;

(c)	The WFOE shall assist the Domestic Company in planning, designing, developing and conducting the Target Business;

(d)	The WFOE shall provide competent service personnel to the Domestic Company for the services provided according to this Agreement; and

(e)	The WFOE shall strictly fulfill the obligations under this Agreement and any other related contracts as a contracting party.

3.2	Responsibilities of the Domestic Company. In addition to the responsibilities specified in other provisions of this Agreement, the Domestic Company shall also assume the following responsibilities:

(a)	Without the prior written consent of the WFOE, the Domestic Company shall not accept any identical or similar support services provided by any third party;

(b)	The Domestic Company shall accept all the support services and all reasonable advice on such support services provided by the WFOE;

(c)	The Domestic Company shall work out a business plan with the assistance of the WFOE;

(d)	The Domestic Company shall plan, design, develop, establish and conduct the Target Business with the assistance of the WFOE;

(e)

The Domestic Company shall provide the WFOE with any technology or other material that the WFOE deems necessary or useful for it to provide the services hereunder, and shall allow the WFOE to enter the facilities that the WFOE deems necessary or useful for it to provide the services hereunder;

(f)	The Domestic Company shall establish and maintain an independent accounting unit for the Target Business;

(g)

The Domestic Company shall operate and carry out the Target Business and other business of the Domestic Company in strict compliance with the business plan and the joint decision made by the WFOE and the Domestic Company;

(h)	If the Domestic Company intends to enter into a contract with any third party, it shall obtain the written consent of the WFOE before signing such contract;

(i)	The Domestic Company shall provide and manage the Target Business in an effective, prudent and legal manner to maximize the revenue;

(j)	The Domestic Company shall assist the WFOE in, and provide the WFOE with sufficient cooperation on, all affairs required for the WFOE to validly fulfill its duties and obligations hreunder

(k)

The Domestic Company shall report all communications with the relevant administrations for industry and commerce to the WFOE, and timely provide the WFOE with the photocopies of all documents, permits, approvals and authorizations obtained from relevant administrations for industry and commerce;

(l)

For the purpose of performing the services hereunder, the Domestic Company shall assist the WFOE in carrying out, establishing and maintaining relationships with other relevant departments and agencies of the PRC government, provincial and local governments and other entities, and assist the WFOE in obtaining all permits, licenses, approvals and authorizations required for such work;

(m)	The Domestic Company shall assist the WFOE in completing all duty-free importation formalities for the supply of assets, materials and supplies as required for the WFOE to provide services;

(n)	The Domestic Company shall assist the WFOE in purchasing equipment, materials, supplies, labor services and other services required by the WFOE in the PRC at a competitive price;

(o)	The Domestic Company shall operate in accordance with all applicable PRC laws and regulations, and complete all necessary formalities relating to the operation;

(p)	The Domestic Company shall provide the WFOE with the photocopies of relevant PRC laws, regulations, ordinances and rules as well as other relevant material required by the WFOE;

(q)	The Domestic Company shall strictly fulfill its obligations under this Agreement and any other relevant contract to which it is a party.

4.	Representations and Warranties

4.1	The WFOE hereby represents and warrants as follows:

(a)	The WFOE is a company duly incorporated and validly existing under the PRC laws;

(b)

The WFOE’s execution and performance of this Agreement is within its corporate power and scope of business; it has taken all necessary corporate actions and was given proper authorizations and has obtained consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance of this Agreement does not violate any restrictions in law and contract otherwise binding or having an impact on it.

(c)	Once executed, this Agreement constitutes legal, valid and binding obligations of the WFOE, and can be enforced against the WFOE in accordance with the provisions of this Agreement.

4.2	The Domestic Company hereby represents and warrants as follows:

(a)	The Domestic Company is a company duly incorporated and validly existing under the PRC laws.

(b)

The Domestic Company’s execution and performance of this Agreement is within its corporate power and scope of business; it has taken all necessary corporate actions and was given proper authorizations and has obtained consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance of this Agreement does not violate any restrictions in law and contract otherwise binding or having an impact on it.

(c)	Once executed, this Agreement constitutes legal, valid and binding obligations of the WFOE, and can be enforced against the Domestic Company in accordance with the provisions of this Agreement.

5.	Confidentiality

5.1

The Domestic Company agrees to make efforts to take all reasonable confidentiality measures to keep confidential any confidential materials and information (“Confidential Information”) known or accessed to through acceptance of the exclusive consulting and services provided by the WFOE. Without prior written consent of the WFOE, the Domestic Company shall not disclose, give or transfer such Confidential Information to any third party. Upon termination of this Agreement, the Domestic Company shall, at the request of the WFOE, return the Confidential Information to the WFOE, or destroy, any document, data or software carrying the Confidential Information, and delete any Confidential Information from any relevant memory device and cease the use of such Confidential Information.

5.2	The Parties agree that this Article 5 shall continue to be valid irrespective of the amendment, dissolution or termination of this Agreement.

6.	Default Liabilities and Indemnity

6.1

Default Liabilities. The Parties agree and confirm that if any Party (“Breaching Party”) materially breaches any provisions hereof, or materially fails to perform or delays in performing any obligation hereunder, it shall constitute a default hereunder (“Default”), and the non-breaching Party (“Non-breaching Party”) may request the Breaching Party to make rectification or take remedy within a reasonable time limit. Should the Breaching Party still fail to make rectification or take remedy within such reasonable time limit or within thirty (30) days after the other Party notifies the Breaching Party in writing and makes the above requests, the Non-breaching Party may request the Breaching Party to pay damages in addition to the rights aforementioned.

6.2

Indemnity. The Domestic Company shall fully indemnify the WFOE against any loss, damage, liability and/or cost resulting from any action, claim or other demand made against the WFOE due to or arising out of the content of consulting and services required by the Domestic Company, and hold the WFOE harmless from any loss and damage caused to the WFOE by any act of the Domestic Company or any claim made by any third party due to the act of the Domestic Company.

7.	Intellectual Property Rights

7.1

Rights that are generated. Unless otherwise agreed in written by the Parties, any right and interest generated from the performance of this Agreement, including but not limited to the ownership, copyright, patent, trademark, know-how, technology secrets, trade secrets and others, regardless of whether they are independently or cooperatively developed by the WFOE and the Domestic Company, or developed by the Domestic Company based on the original intellectual property rights of the WFOE, shall be the proprietary and exclusive right and interest of the WFOE, who is entitled with the sole and exclusive rights of possession, use, profit and disposal. Unless otherwise agreed in written by the Parties, the Domestic Company shall enter into all necessary documents and take all necessary actions, for the WFOE to become owner of such intellectual property rights. The Domestic Company shall not challenge the WFOE’s ownership of all such intellectual property rights and interests. Where the Domestic Company intends to obtain any such intellectual property rights by application for registration or otherwise, it shall obtain the written consent of the WFOE in advance.

8.	Effectiveness and Term

8.1	This Agreement is signed and effective on the date first written above.

8.2

Unless this Agreement is terminated in accordance with the terms of this Agreement or the relevant agreements entered into by the Parties, this Agreement shall expire upon expiration of the business term of the WFOE (if the WFOE extends its business term, the term of this Agreement shall extend to such extension), starting from the effective date of this Agreement. Before the expiration of this Agreement, the Parties shall extend the term of this Agreement upon the request of the WFOE, and sign an agreement or continue at the request of the WFOE to perform under this Agreement.

9.	Termination

9.1	Termination on Expiry Date. This Agreement shall terminate on the expiry date of the term unless it is extended in accordance with relevant provisions hereof.

9.2

Early termination. Should the Domestic Company be bankrupt or legally dissolved and terminated prior to the expiry date of this Agreement, this Agreement shall terminate automatically. Notwithstanding the foregoing, the WFOE may at any time issue a written notice to the Domestic Company thirty (30) days in advance to terminate this Agreement.

9.3	Survival. Upon termination of this Agreement, the rights and obligations of the Parties under Article 5 and Article 6 shall survive.

10.	Applicable Laws and Dispute Resolution

10.1	Applicable Laws. The formation, validity, interpretation, performance of, and the resolution of dispute arising out of, this Agreement shall be governed by the PRC laws.

10.2

Dispute Resolution. When a dispute arises between the Parties regarding the interpretation and performance of the terms and conditions of this Agreement, the Parties shall first resolve the dispute through friendly negotiation. If the Parties fail to settle the dispute within thirty (30) days after the receipt of the written notice of the other Party’s request, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules then in force. The arbitration shall be held in Beijing. The arbitration award shall be final and legally binding upon the Parties.

11.	Change in Law

Upon effectiveness of this Agreement, if any central or local legislative or administrative authority in the PRC amends any central or local PRC law, regulation, ordinance or other normative document, including amending, supplementing, repealing, interpreting or publishing implementing methods or rules for any existing law, regulation, ordinance or other normative document (collectively referred to as the “Amendment”), or issuing any new law, regulation, ordinance or other normative document (collectively referred to as “New Regulation”), the following provisions shall apply:

11.1

If the Amendment or New Regulation is more favorable to any Party than any applicable law, regulation, ordinance or other normative document then in force on the effective date of this Agreement (and the other Party will not thus be imposed any material adverse effect), then the Parties shall timely apply to relevant authority (if necessary) for obtaining the benefits of such Amendment or New Regulation. The Parties shall make every effort to procure the approval of such application.

11.2

If, due to the Amendment or New Regulation, there is any direct or indirect material adverse effect on the economic interests of the WFOE hereunder, and the Parties cannot solve such adverse effect imposed on the economic interests of the WFOE in accordance with the provisions of this Agreement, then after the WFOE notifies the Domestic Company, the Parties shall timely negotiate to make all requisite amendment to this Agreement to maximally protect the economic interests of the WFOE hereunder.

12.	Force Majeure

12.1

A “Force Majeure Event” refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot, provided that, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance. The affected Party who seeks to be exempt from the performance obligation under this Agreement or any provision hereof shall inform the other Party, without delay, of the exemption of obligation and the approaches that shall be taken to complete performance.

12.2

The Party affected by Force Majeure Event shall not assume any liability hereunder, provided that only when the affected Party has made all reasonable efforts to perform this Agreement so that such Party who seeks exemption of obligation may be exempted from performing such obligation, and only to the extent of the delayed or impeded performance. Once the cause for such exemption of liability is rectified and remedied, each Party agrees to use its best efforts to resume the performance of this Agreement.

13.	Miscellaneous

13.1

Further Assurance. The Parties agree to promptly execute documents that are reasonably required for the implementation of the provisions and purpose of this Agreement and take further actions that are reasonably required for the implementation of the provisions and purpose of this Agreement.

13.2

Entire Agreement. Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

13.3	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

13.4	Taxes and Expenses. Each Party shall bear any and all taxes and expenses occurring to or levied on it with respect to the execution and performance of this Agreement.

13.5	Assignment. Without the WFOE’s prior written consent, the Domestic Company shall not assign its rights and/or obligations under this Agreement to any third party.

13.6

Severability. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply and will not affect the validity of other provisions of this Agreement.

13.7

Waiver. Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall only become effective if made in writing and agreed and signed by the Parties. No waiver by a Party of the breach by the other Party in a specific case shall operate as a waiver by such Party of any similar breach by the other Party in other cases.

13.8

Amendment and Supplement to the Agreement. The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

13.9	Counterpart. This Agreement shall be written in Chinese and executed in duplicate, with the WFOE and the Domestic Company each holding one copy.

13.10

The Amended and Restated Exclusive Technology Consulting and Services Agreement signed by the WFOE and the Domestic Company on May 27, 2015 automatically terminates on the effective date of this Agreement.

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The Parties have signed this Agreement on the date set out on the front page.

WFOE: Shensi Network Technology (Beijing) Co., Ltd.
(Seal: /s/ Shensi Network Technology (Beijing) Co., Ltd.)

By:	/s/ Li Hua

Name: LI Hua
Title: Legal Representative

Domestic Company: Shenzhen Futu Network Technology Co., Ltd.
(Seal: /s/ Shenzhen Futu Network Technology Co., Ltd.)

By:	/s/ Li Hua

Name: LI Hua
Title: Legal Representative

Signature Page to the Second Amended and Restated Exclusive Technology Consulting and Services Agreement

Appendix 1: List of Technology Consulting and Services

WFOE will provide the following technology consulting and services to Domestic Company:

(1)

To research on and develop relevant technologies required for the business of the Domestic Company, including the development, design and making of database software, user interface software and other relevant technologies to be used for relevant business information, and the license of such software and technologies to the Domestic Company for use;

(2)

To provide application and implementation of relevant technologies for the business operation of the Domestic Company, including but not limited to the general design scheme, installation, commissioning and test run of the system;

(3)

To be responsible for the daily maintenance, monitoring, commissioning and trouble-shooting of computers and network software and hardware device (including information database) of the Domestic Company, including the timely input of users’ information into the database, or based on other business information as the Domestic Company may from time to time provide, timely update the database, regularly update the user interface, and provide other related technology services;

(4)

To provide consulting services for the procurement of relevant equipment and software and hardware system required for the Domestic Company to carry out online operation, including but not limited to providing consulting advice on the selection, system installation and commissioning of all kinds of tools, software, applications and technology platforms, and the purchase, model, performance and other aspects of all kinds of supporting hardware device and equipment;

(5)

To provide appropriate training and technology support and aid to employees of the Domestic Company, including but not limited to providing appropriate training to the Domestic Company and its employees, including training on customer service or technologies or otherwise; introducing to the Domestic Company and its employee knowledge and experience on the installation, operation and other aspects of the system and equipment, assisting the Domestic Company in solving any problem as may incur during the installation and operation of the system and equipment; providing the Domestic Company with consulting and advice on the application of other online editing platforms and software, and assisting the Domestic Company in preparing and collecting information of various types;

(6)	To give technology consulting and technology answer to any technology question raised by the Domestic Company regarding the network equipment, technology products and software; and

(7)	To provide other technology services and consulting based on the needs of the Domestic Company.

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Appendix 2: Calculation and Payment of the Technology Consulting and Service Fee

(1)

The Consulting Service Fee payable shall be 100% of the net profit of the Domestic Company. The Domestic Company shall pay the Consulting Service Fee to the WFOE on an annual basis or at the time agreed by the WFOE.

(2)

The WFOE may adjust the standard of Consulting Service Fee at any time according to the quantity and content of such consulting services provided to the Domestic Company, and such adjustment shall be approved by the WFOE. The amount of the service fee shall be determined based on the following factors:(1) Technology difficulty and complexity of the consulting and management services;(2) Time to be spent by the WFOE to provide such technology consulting and management services; and (3) Specific content and commercial value of the technology consulting and management services.

(3)

The Domestic Company shall establish and implement the accounting systems and prepare financial statements in accordance with relevant PRC laws, regulations, accounting rules and accounting principles. At the request of the WFOE, the Domestic Company shall prepare separate financial statements in accordance with the US generally accepting accounting principles or other accounting principles as the WFOE may otherwise require. The Domestic Company shall provide financial statements, operation records, business contracts and financial materials as well as other reports required by the WFOE, of the Domestic Company to the WFOE within 15 days upon ending of each calendar month, so that the WFOE may check and compute the amount of Consulting Service Fee payable to the WFOE by the Domestic Company in accordance with the foregoing provisions. The WFOE may audit all financial statements and other relevant information of the Domestic Company at any time during business hours, provided that it shall give reasonable prior notice to the Domestic Company. If the WFOE has any doubt on the financial materials provided by the Domestic Company, the WFOE may appoint an independent accounting firm with good reputation to audit relevant materials, and the Domestic Company shall cooperate with the same.

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